Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Glenn E. Tynan
(973) 597-4710

CURTISS-WRIGHT COMPLETES RECAPITALIZATION

ROSELAND, N.J. – May 25, 2005 – Curtiss-Wright Corporation (NYSE: CW; CW.B) announced today that it has completed the recapitalization of its common stock and Class B stock into a single class of common stock. The Company’s stockholders approved the recapitalization at the annual meeting on May 19, 2005. Each share of common stock now has one vote in corporate governance matters. The single class of common stock began trading under the symbol CW today on the New York Stock Exchange (“NYSE”). Holders of Class B common stock will receive written instructions on how to exchange their Class B common stock certificates for certificates representing an equal number of shares of common stock. Current holders of Common stock will not need to take any action as a result of the transaction.

“We are pleased to have completed the recapitalization,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “We believe a single class of stock will benefit all of our stockholders by providing increased trading liquidity and a simplified capital structure.”

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications, and provides a variety of metal treatment services. The firm employs approximately 5,800 people worldwide. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: risks associated with implementing the consolidation; and risks associated with the company's inability to predict the effect of the consolidation of its dual class structure on the price of the new common stock to be issued.

###

Curtiss-Wright Corporation

4 Becker Farm Road, Roseland, NJ 07068

(973) 597-4700 • FAX (973) 597-4799

www.curtisswright.com